As filed with the Securities and Exchange Commission on July 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Northrop Grumman Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0640649
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2980 Fairview Park Drive Falls Church, Virginia	22042
(Address of Principal Executive Offices)	(Zip Code)

Northrop Grumman Savings Plan

Northrop Grumman Financial Security and Savings Plan

(Full Title of the Plans)

Jennifer C. McGarey

Corporate Vice President and Secretary

Northrop Grumman Corporation

2980 Fairview Park Drive

Falls Church, Virginia 22042

(Name and Address of Agent For Service)

(703) 280-2900

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Northrop Grumman Corporation (“Northrop Grumman” or the “Registrant”) for the purpose of registering 14,000,000 shares of its common stock, $1.00 par value per share (“Common Stock”), including (i) 10,000,000 shares of Common Stock under the Northrop Grumman Savings Plan, as amended (the “NGSP”) and (ii) 4,000,000 shares of Common Stock under the Northrop Grumman Financial Security and Savings Program (formerly the Litton Financial Security and Savings Program), as amended (the “FSSP”). The Registrant previously filed with the Securities and Exchange Commission (i)  a Registration Statement on Form S-8 (File No. 333-121104) on December 9, 2004, relating to the NGSP and (ii) a Registration Statement on Form S-8 (File No. 333-100179) on September 30, 2002, relating to the FSSP (collectively, the “Prior Registration Statements”). This Registration Statement relates to the securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, the contents of the Prior Registration Statements are incorporated herein by reference, including periodic reports that the Registrant filed after the Prior Registration Statements to maintain current information about the Registrant that were incorporated by reference into the Prior Registration Statements, except to the extent amended or superseded by the contents hereof.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. DGCL does not provide for indemnification if such person shall have been adjudged liable to the corporation, unless and to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

As permitted by Section 102(b)(7) of the DGCL, Article FIFTEENTH of Northrop Grumman’s Amended and Restated Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article V of Northrop Grumman’s Amended and Restated Bylaws provides that the company will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer elected by the board of directors (“elected officer”) or employee of the company, or was serving at the request of the board of directors or elected officer of the company as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise (any such person, an “indemnitee”), to the fullest extent permitted by the DGCL, as in effect from time to time, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, costs and charges, judgments, fines, ERISA excise taxes or penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith. Indemnitees additionally have the right to be advanced their expenses incurred in defending or preparing for such a proceeding in advance of its final disposition, subject to an acceptable undertaking by the indemnitee to repay all amounts so advanced if it is ultimately determined that he or she is not entitled to be indemnified for those expenses. Northrop Grumman is not obligated to make such advances in connection with a proceeding instituted by it against an indemnitee. The Bylaws further state that the indemnification provided therein is not exclusive of any other rights to which the indemnified person may be entitled and that no amendment to or repeal of the Bylaws would abrogate rights with respect to acts or omissions which already occurred.

Northrop Grumman has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing.

Northrop Grumman has also purchased director and officer liability insurance applicable to its directors and officers.

The foregoing represents a summary of the general effect of the DGCL, Northrop Grumman’s Amended and Restated Bylaws, Amended and Restated Certificate of Incorporation, director and officer liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of Northrop Grumman Corporation, as amended dated May 17, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K, filed May 19, 2023, File No. 001-16411)

4.2	Amended and Restated Bylaws of Northrop Grumman Corporation dated May 17, 2023 (incorporated by reference to Exhibit 3.2 to Form 8-K filed May 19, 2023, File No.001-16411)

*15	Letter from Deloitte & Touche LLP, independent registered public accounting firm

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

*24	Power of attorney (included on the signature pages of this registration statement)

*107	Filing Fee Table

*	Filed herewith

No original issue shares of Common Stock will be made available by the Registrant for acquisition by participants in the Plan. In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the shares is included in this filing.

The Registrant hereby undertakes that it will submit the Plan to the Internal Revenue Service in a timely manner at the time or times permitted by the Internal Revenue Service, and will make all changes required by the Internal Revenue Service in order to continue to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on this 27th day of July, 2023.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Jennifer C. McGarey
Jennifer C. McGarey
Corporate Vice President and Secretary

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Northrop Grumman Corporation hereby severally constitute and appoint Sheila C. Cheston and Jennifer C. McGarey, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Northrop Grumman Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including post-effective amendments) thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chair, Chief Executive Officer and President (Principal Executive Officer) and Director
/s/ Kathy J. Warden		July 27, 2023
Kathy J. Warden

Corporate Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ David F. Keffer		July 27, 2023
David F. Keffer

Corporate Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Michael A. Hardesty		July 27, 2023
Michael A. Hardesty

/s/ David P. Abney	Director	July 27, 2023
David P. Abney

/s/ Marianne C. Brown	Director	July 27, 2023
Marianne C. Brown

/s/ Ann M. Fudge	Director	July 27, 2023
Ann M. Fudge

/s/ Madeleine A. Kleiner	Director	July 27, 2023
Madeleine A. Kleiner

/s/ Arvind Krishna	Director	July 27, 2023
Arvind Krishna

/s/ Graham N. Robinson	Director	July 27, 2023
Graham N. Robinson

/s/ Kimberly A. Ross	Director	July 27, 2023
Kimberly A. Ross

/s/ Gary Roughead	Director	July 27, 2023
Gary Roughead

/s/ Thomas M. Schoewe	Director	July 27, 2023
Thomas M. Schoewe

/s/ James S. Turley	Director	July 27, 2023
James S. Turley

/s/ Mark A. Welsh, III	Director	July 27, 2023
Mark A. Welsh, III

/s/ Mary A. Winston	Director	July 27, 2023
Mary A. Winston